Exhibit 11

CODE OF ETHICS

This Code of Ethics has been developed and approved by the Board of Directors of Compagnie Générale de Géophysique (“CGG”) in its meeting held on December 10, 2003.

This Code of Ethics sets forth the standards that the Board of Directors deems necessary to promote honest and ethical conduct, full, fair, accurate, timely and understandable disclosure in periodic reports required to be filed by CGG and compliance with applicable governmental rules and regulations.

This Code of Ethics applies to the persons holding the following positions within the CGG Group organisation:

–	Chief Executive Officer,

–	Members of the Group Management Committee including the Chief Financial Officer,

–	Deputy Chief Financial Officer,

–	Principal Accounting Officer,

–	Services Chief Financial Officer,

–	Products Chief Financial Officer,

–	Members of the disclosure committee that are not already listed above.

Those persons will be referred to hereinunder as the “Addressees”.

Honest and ethical conduct:

All Addressees are expected to behave with the highest standards of honesty and integrity.

All Addressees shall avoid a conflict of interest with respect to CGG’s interests. A conflict of interests exists when an Addressee’s private interests interfere or could interfere with CGG’s interests or when an Addressee or a member of his or her family receives improper personal benefits as a result of such Addressee’s position within CGG.

Any Addressee that becomes aware that a personal conflict of interest has arisen or is likely to arise should inform the Group Management Committee, or, in the case of the Chief Executive Officer, the Board of Directors.

Public reports and documents:

CGG is required by applicable French and U.S. regulations, to provide full, fair, accurate, timely and understandable disclosure in reports and documents that are to be filed with the French “Autorité des Marchés Financiers” (AMF) and/or the

U.S. Stock Exchange Commission (“SEC”) and in any other public communications it may make.

The Addressees therefore commit not to conceal any relevant information and to bring any information affecting or likely to affect the disclosures made by CGG to the attention of the disclosure committee and/or the Chief Financial Officer and/or the CEO.

In addition to the above, the CEO and the CFO expressly commit:

–	not to misrepresent facts in their disclosures;

–	to bring to the attention of the Group Management Committee and the Disclosure Committee any information that they become aware of and that could affect the disclosures made by CGG;

–	to inform the disclosure committee, the audit committee and the external auditors of all significant deficiencies and material weaknesses in the design or operation of internal controls over financial reporting which are reasonably likely to adversely affect CGG’s ability to record, process, summarize and report financial information.

–	to inform the disclosure committee, the audit committee and the external auditors of any fraud, material or not, that involves the management or other employees who have a significant role in CGG’s internal controls over financial reporting.

On a general basis, they both undertake to assist the external auditors, the audit and disclosure committees to perform their duties.

Compliance with applicable governmental laws, rules and regulations:

The Addressees are expected to comply with all laws and regulations that apply to CGG’s business in all countries where it operates.

It is the personal responsibility of each of the Addressee to comply with such laws and regulations and to ensure that all employees under their supervision do so.

Any violation of such laws and/or regulations shall be promptly brought to the notice of the CFO and CEO who shall in turn inform CGG’s audit committee.

Adherence to this Code

All Addressees are accountable for adherence to this Code of Ethics.

Any alleged violation of this Code by the CEO shall be reported to the Board of Directors which shall be entitled to take any appropriate action in this respect.

Any alleged violation of this Code by: — a member of the Group Management Committee shall be reported to the CEO, and — any other Addressee shall be reported to such Addressee’s direct supervisor.

The actions to be taken against an Addressee proved to be in violation of the Code shall take into account the nature and seriousness of the violation, whether this is a repeated action, whether such violation was intended or inadvertent. They include written notice to the Addressee whose involvement in the violation has been proved and if deemed appropriate, the termination of his employment contract and prosecution under law when applicable.